UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 7, 2007
Adams Respiratory Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51445	75-2725552

(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
4 Mill Ridge Lane, Chester, New Jersey 07930

(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (908) 879-1400
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (e) Change in Control Agreements with Executive Officers
On June 7, 2007, the Board of Directors of Adams Respiratory Therapeutics, Inc. (the “Company”) approved and authorized the Company to enter into Change in Control Agreements (the “Change in Control Agreements”) with Helmut H. Albrecht, M.D., Senior Vice President, Research and Development, Robert D. Casale, Chief Operating Officer, Rita M. O’Connor, Chief Financial Officer and Treasurer, Walter E. Riehemann, Executive Vice President, General Counsel, Chief Compliance Officer and Secretary, John S. Thievon, Executive Vice President, Sales and Business Development, and Peter D. Wentworth, Executive Vice President, Human Resources (each, an “Executive”). The Change in Control Agreements provide severance payments and benefits to the Executive if his or her employment is terminated without Cause or the Executive resigns for Good Reason (as such terms are defined in the Change in Control Agreements) within two years after a change in control of the Company.
The severance payments and benefits to be paid to the Executives under the terms of the Change in Control Agreements include a pro rata target annual bonus for the year of termination and a severance payment equal to the Executive’s then-current annual base salary plus the average annual incentive bonus received by the Executive in the two years preceding the year in which the termination occurs, or, if the Executive was not eligible for a bonus during such time, the Executive’s target annual bonus for the year of termination. In addition, if the Executive elects to continue group health benefits under COBRA, then during the period that the Executive is entitled to such coverage, the Company will pay the excess of (i) the COBRA cost of such coverage over (ii) the amount that the Executive would have had to pay for such coverage if he or she had remained employed during such period and paid the active employee rate for such coverage. The Company’s obligation to provide health coverage will end if the Executive becomes employed by another employer that provides the Executive with group health benefits.
The Change in Control Agreements provide that if a payment to or for the benefit of the Executive would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the Executive will be entitled to a full gross-up for any excise tax imposed, including any income and excise taxes on such gross-up amount; provided, however, that if the parachute value of the payments does not exceed 110% of the Executive’s safe harbor amount, the payments will be reduced so that the parachute value of all payments equals the safe harbor amount. If all payments due under the Change in Control Agreement are reduced to zero and the parachute value of all payments still exceeds the safe harbor amount, then all payments will be made and a gross-up payment will be made.
Each of the Change in Control Agreements contains noncompetition, confidentiality and employee nonsolicitation covenants, as well as restrictions on relationships with certain protected customers, that apply during the two years following the occurrence of a change in control plus twelve months.

The form of Change in Control Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
Severance Pay Plan
On June 7, 2007, the Board of Directors of the Company adopted the Adams Respiratory Therapeutics, Inc. Severance Pay Plan (the “Plan”), to be effective as of July 1, 2007. The Plan provides transitional income to certain employees (including executive officers of the Company) who are involuntarily terminated under certain conditions. Pursuant to the terms of the Plan, upon an involuntary termination of employment, participants will receive certain severance payments and benefits based upon his or her years of service with the Company and whether his or her involuntary termination was due to job elimination (as defined in the Plan). The severance benefits may include cash severance payments, accrued vacation, prorated annual bonus, medical benefits and outplacement services. The Plan provides that there will be no duplication of payments under the Change in Control Agreements and the Plan.
As a condition to receiving payments or benefits under the Plan, a participant must execute a release of claims and enter into certain noncompetition, confidentiality and employee nonsolicitation covenants, as well as restrictions on relationships with certain protected customers, that apply for the period for which severance pay is provided under the Plan.
A copy of the Plan is attached hereto as Exhibit 10.2 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits

Exhibit
Number	Description
10.1	Form of Change in Control Agreement
10.2	Adams Respiratory Therapeutics, Inc. Severance Pay Plan

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADAMS RESPIRATORY THERAPEUTICS, INC.
By:	/s/ Walter E. Riehemann
Walter E. Riehemann
Executive Vice President, General Counsel, Chief Compliance Officer and Secretary

Dated: June 13, 2007

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Form of Change in Control Agreement
10.2	Adams Respiratory Therapeutics, Inc. Severance Pay Plan